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                                                                     EXHIBIT 5.1




                                  July 28, 2000




Board of Directors
Simula, Inc.
2700 North Central Avenue
Suite 1000
Phoenix, Arizona 85004

         Re:   Registration Statement on Form S-8 - 2,000,000 Shares of Common
               Stock

Gentlemen:

         As Executive Vice President and General Counsel of Simula, Inc. ("Company"), I have reviewed the above-captioned Registration Statement on Form S-8 under the Securities Act of 1933, as amended, which the Company has filed with the Securities and Exchange Commission with respect to the offer and sale of up of 2,000,000 shares of Common Stock by the Company pursuant to the Company's Employee Stock Purchase Plan (the "Securities").

         I have examined the Company's Articles of Incorporation, as amended and restated, bylaws, minutes of the Company's Board of Directors meetings, the Plan, and such other records and documents as I have deemed relevant for purposes of rendering this opinion. Based upon the foregoing, I am of the opinion that the Securities, when issued and sold as set forth in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

         I hereby consent to the incorporation of this opinion in the Registration Statement of Simula, Inc. on Form S-8.

                                            Very truly yours,

                                            SIMULA, INC.



                                            /s/ Bradley P. Forst
                                            ----------------------------------
                                            Bradley P. Forst
                                            Executive Vice President and General
                                            Counsel

BPF